EXHIBIT 99.1

For Immediate Release

For more information:

Bradley J. Miller

Chief Risk Officer

(706) 745-0439

brad_miller@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES
APPOINTMENT OF JEFFERSON HARRALSON AS CFO

BLAIRSVILLE, GA—April 17, 2017 — United Community Banks, Inc. (NASDAQ: UCBI) (“United”) announced today the appointment of Jefferson L. Harralson as executive vice president and chief financial officer of both the parent company and its banking subsidiary, United Community Bank. Harralson will report to Lynn Harton, president and chief operating officer, and will assume the duties previously held by Rex Schuette, who has served in the role of chief financial officer for the past 16 years. Earlier this year, the company announced Schuette’s intention to retire in 2017. Schuette will remain with the company during a transition period to ensure a smooth transfer of responsibilities.

“We are pleased to welcome Jefferson to United,” said Jimmy C. Tallent, chairman and chief executive officer of United. “Jefferson’s appointment follows an extensive national search for a well-suited executive to oversee the company’s financial operations. Jefferson will play a key role in the development and execution of United’s financial strategies during a period of significant growth. He is an experienced financial leader whose knowledge of the banking industry will be invaluable as we execute our business strategy over the next several years.”

“I also want to thank Rex Schuette for his years of service and commitment to United Community Bank,” said Tallent. “Over his 16-year career with United, Rex’s deep financial expertise and sound business judgment have served our company extremely well. I want to congratulate Rex on reaching this milestone.”

Harralson joins United from Keefe, Bruyette and Woods (“KBW”), where he was a managing director. He joined KBW as vice president in 2002, and was charged with rebuilding the firm’s Southeastern Bank Research effort after the events of September 11, 2001. He has led KBW’s small and midsized bank research team, and most recently, was associate director of research for the entire firm. Harralson has spent his career focused on the banking industry, particularly small and midsized banks.

“Jefferson has a deep understanding of our markets and the expectations of our investors,” said Lynn Harton. “His career has been focused on evaluating the strategies, strengths, and weaknesses of individual banks and we are excited to add his talent and experience to the United team. Additionally, Jefferson is a great fit for our company and our unique service culture."

“I cannot imagine a more exciting time to join United Community Bank, and I believe the potential for growth and value creation is tremendous,” said Harralson. “I have known and worked with Jimmy, Lynn and the rest of the management team at United for many years. I am impressed with United’s capable, passionate employees, the strong brand, the attractive footprint, and the team-based culture. It is an honor to join United.”

Harralson currently resides in Atlanta, GA, but will move to Greenville, SC, where he will be based. Harralson is a native of Kentucky, received his bachelor’s degree in business administration from Washington & Lee University and his master’s degree in finance from Georgia State University. He currently serves on Georgia State’s J. Mack Robinson College of Business Advisory Board.

About United Community Banks, Inc.

United Community Banks, Inc. (NASDAQ: UCBI) is a bank holding company based in Blairsville, Georgia with $10.7 billion in assets. The company's banking subsidiary, United Community Bank, is one of the southeast region's largest full-service banks, operating through 134 offices in Georgia, North Carolina, South Carolina and Tennessee. United specializes in providing personalized community banking services to individuals, small businesses and middle market companies. Services include a full range of consumer and commercial banking products, including mortgage, advisory and treasury management. Respected national research firms consistently recognize United Community Bank for outstanding customer service: In 2014, 2015 and 2016, J.D. Power ranked United Community Bank first in customer satisfaction in the Southeast. In 2017, Forbes included United among their list of the top 100 Best Banks in America for the fourth consecutive year. Additional information about the company and the Bank's full range of products and services can be found at www.ucbi.com.

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